EXHIBIT 99.1
Greif, Inc. Reports Fourth Quarter and Fiscal 2010 Results
•
Net sales increased 31 percent to $993.9 million in the fourth quarter of 2010 compared to $760.5 million in the fourth quarter of 2009. This increase was due to higher sales volumes (21 percent or 5 percent excluding acquisitions) and higher selling prices (11 percent), partially offset by foreign currency translation (1 percent).

•
Net income before special items, as defined below, was $88.8 million ($1.51 per diluted Class A share) in the fourth quarter of 2010 compared to $81.4 million ($1.38 per diluted Class A share) in the fourth quarter of 2009. GAAP net income was $76.6 million ($1.30 per diluted Class A share) in the fourth quarter of 2010 and $73.6 million ($1.25 per diluted Class A share) in the fourth quarter of 2009.

•
Net sales increased 24 percent to $3.5 billion in fiscal 2010 compared to $2.8 billion in fiscal 2009, due to higher sales volumes (23 percent or 12 percent excluding acquisitions) and foreign currency translation (1 percent).

•
Net income before special items was $255.3 million ($4.35 per diluted Class A share) in fiscal 2010 compared to $175.1 million ($3.00 per diluted Class A share) in fiscal 2009. GAAP net income was $210.0 million ($3.58 per Class A share) and $110.6 million ($1.91 per Class A share) in fiscal 2010 and 2009, respectively.

DELAWARE, Ohio (Dec. 8, 2010) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its fourth quarter and fiscal year, which ended Oct. 31, 2010.
Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with our strong fourth quarter and full-year 2010 results, which were primarily driven by improved sales volumes, the Greif Business System and permanent cost savings compared to last year. We enter fiscal 2011 with solid fundamentals.”
Gasser continued, “We accelerated implementation of our growth strategy during fiscal 2010 by further strengthening our market and product positions and introducing new growth platforms of flexible intermediate bulk containers and reconditioning services. During fiscal 2011, our efforts will be principally focused on integration activities and synergy capture. We look forward to further improvement in financial performance for fiscal 2011.”
Special Items and GAAP to Non-GAAP Reconciliations
Special items are as follows: (i) for the fourth quarter of 2010, restructuring charges of $6.2 million ($5.7 million net of tax) and acquisition-related costs of $7.1 million ($6.5 million net of tax); (ii) for the fourth quarter of 2009, restructuring charges of $8.8 million ($7.3 million net of tax) and restructuring-related inventory charges of $0.7 million ($0.5 million net of tax); (iii) for fiscal 2010, restructuring charges of $26.7 million ($22.4 million net of tax), restructuring-related inventory charges of $0.1 million ($0.1 million net of tax) and acquisition-related costs of $27.2 million ($22.8 million net of tax); and (iv) for fiscal 2009, restructuring charges of $66.6 million ($55.0 million net of tax), restructuring-related inventory charges of $10.8 million ($8.9 million net of tax) and debt extinguishment charges of $0.8 million ($0.6 million net of tax). A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results
Fourth Quarter of 2010
Net sales were $993.9 million in the fourth quarter of 2010 compared to $760.5 million in the fourth quarter of 2009. The 31 percent increase was due to higher sales volumes (21 percent or 5 percent excluding acquisitions) and higher selling prices (11 percent), partially offset by foreign currency translation (1 percent). The $233.4 million increase was attributable to Flexible Products & Services ($89.6 million increase), Rigid Industrial Packaging & Services ($88.7 million increase), and Paper Packaging ($58.4 million increase), partially offset by Land Management ($3.3 million decrease).
Selling, general and administrative (SG&A) expenses increased to $98.4 million in the fourth quarter of 2010 from $76.1 million for the same period last year. Lower SG&A expenses from existing operations were offset by the inclusion of $16.5 million of SG&A expenses from acquired companies and $7.1 million of acquisition-related costs recognized in accordance with ASC 280, “Business Combinations,” and acquisition integration costs.
Operating profit before special items increased to $119.6 million for the fourth quarter of 2010 from $117.8 million for the fourth quarter of 2009. Higher operating profit for Paper Packaging ($17.4 million increase) and Flexible Products & Services ($3.0 million increase) was partially offset by Land Management ($9.3 million decrease) and Rigid Industrial Packaging & Services ($9.3 million decrease). GAAP operating profit was $106.3 million and $108.3 million in the fourth quarter of 2010 and 2009, respectively.
Net income before special items increased to $88.8 million for the fourth quarter of 2010 from $81.4 million for the fourth quarter of 2009. Diluted earnings per share before special items were $1.51 compared to $1.38 per Class A share and $2.28 compared to $2.10 per Class B share for the fourth quarter of 2010 and 2009, respectively.
The Company had GAAP net income of $76.6 million, or $1.30 per diluted Class A share and $1.97 per diluted Class B share, in the fourth quarter of 2010 compared to $73.6 million, or $1.25 per diluted Class A share and $1.90 per diluted Class B share, in the fourth quarter of 2009.
Fiscal 2010
Net sales were $3.5 billion in fiscal 2010 compared to $2.8 billion in fiscal 2009. The 24 percent increase was due to higher sales volumes (23 percent or 12 percent excluding acquisitions) and foreign currency translation (1 percent). The $669.4 million increase was attributable to Rigid Industrial Packaging & Services ($321.0 million increase), Flexible Products & Services ($189.1 million increase) and Paper Packaging ($163.4 million increase), partially offset by Land Management ($4.1 million decrease).
Selling, general and administrative (SG&A) expenses increased to $363.0 million in fiscal 2010 from $267.6 million for the same period last year. This increase was primarily due to the inclusion of $37.9 million of SG&A expenses from acquired companies and $27.2 million of acquisition-related costs recognized in accordance with ASC 280, “Business Combinations,” and acquisition integration costs. In addition, there was a $4.6 million unfavorable impact from foreign currency translation. There were also higher employment-related costs in fiscal 2010 as compared to fiscal 2009, when normal salary increases and certain benefits were curtailed.
Operating profit before special items increased to $379.4 million for fiscal 2010 from $277.3 million for fiscal 2009. The $102.1 million increase was due to Rigid Industrial Packaging & Services ($80.1 million increase), Paper Packaging ($25.1 million increase) and Flexible Products & Services ($10.2 million increase), partially offset by Land Management ($13.3 million decrease). GAAP operating profit was $325.4 million and $199.9 million in fiscal 2010 and 2009, respectively.
Net income before special items increased to $255.3 million for fiscal 2010 from $175.1 million for fiscal 2009. Diluted earnings per share before special items were $4.35 compared to $3.00 per Class A share and $6.56 compared to $4.52 per Class B share for fiscal 2010 and 2009, respectively.

The Company had GAAP net income of $210.0 million, or $3.58 per diluted Class A share and $5.40 per diluted Class B share, in fiscal 2010 compared to $110.6 million, or $1.91 per diluted Class A share and $2.86 per diluted Class B share, in fiscal 2009.
Business Group Results
Fourth Quarter of 2010
For the fourth quarter of 2010, the Rigid Industrial Packaging & Services segment net sales increased 14 percent to $704.8 million from $616.1 million in the fourth quarter of 2009. This increase was due to higher selling prices (8 percent) and higher sales volumes (7 percent or 2 percent excluding acquisitions), partially offset by foreign currency translation (1 percent). Operating profit before special items was $84.2 million in the fourth quarter of 2010 compared to $93.5 million in the fourth quarter of 2009. The $9.3 million decrease was primarily attributable to the Europe, Middle East and Africa (EMEA) region, due mainly to the product mix in the agricultural sector, a negative impact from foreign currency translation compared to the fourth quarter of 2009 and lower net gains on asset disposals. GAAP operating profit was $77.8 million and $81.8 million in the fourth quarter of 2010 and 2009, respectively.
Flexible Products & Services segment net sales for the fourth quarter of 2010 were $104.4 million compared to $14.8 million in the fourth quarter of 2009. This increase was primarily due to the acquisitions of Storsack Holding GmbH and its subsidiaries (Storsack), Sunjüt Sun’i Jüt Sanayi ve Ticaret Anonim Şirketi and its subsidiaries (Sunjut), Ünsa Ambalaj Sanayi ve Ticaret A.Ş. and its subsidiaries (Unsa) and Ligtermoet B.V. (Ligtermoet) during fiscal 2010. Operating profit before special items was $6.5 million in the fourth quarter of 2010 compared to $3.5 million in the fourth quarter of 2009, primarily due to the fiscal 2010 acquisitions. GAAP operating profit was $0.1 million and $3.5 million for the fourth quarter of 2010 and 2009, respectively, primarily due to $5.8 million of acquisition-related costs during the fourth quarter of 2010.
For the fourth quarter of 2010, the Paper Packaging segment net sales increased 48 percent to $179.6 million from $121.2 million in the fourth quarter of 2009. This increase was due to higher sales volumes (26 percent or 16 percent excluding acquisitions) and higher selling prices (22 percent). Operating profit before special items was $25.9 million in the fourth quarter of 2010 compared to $8.5 million in the fourth quarter of 2009. This was primarily due to higher sales volumes, improved selling prices and disciplined execution of the Greif Business System, partially offset by the higher cost of raw materials, especially old corrugated containers, at the paper mills. GAAP operating profit was $25.4 million and $10.7 million in the fourth quarter of 2010 and 2009, respectively.
Net sales for the Land Management segment for the fourth quarter of 2010 decreased to $5.1 million from $8.4 million in the fourth quarter of 2009. GAAP operating profit and operating profit before special items was $3.0 million in the fourth quarter of 2010 compared to $12.3 million in the fourth quarter of 2009.
Fiscal 2010
Rigid Industrial Packaging & Services net sales were $2.6 billion in fiscal 2010 compared to $2.3 billion in fiscal 2009. The 14 percent increase in net sales was due to higher sales volumes (14 percent or 10 percent excluding acquisitions) and foreign currency translation (2 percent), partially offset by lower selling prices (2 percent) reflecting lower average raw material costs. Operating profit before special items increased to $291.0 million in fiscal 2010 from $210.9 million in fiscal 2009. The $80.1 million increase was primarily due to higher sales volumes, disciplined execution of the Greif Business System and further benefits from the permanent cost savings achieved during fiscal 2009, partially offset by lower net gains on asset disposals. Operating profit for all geographic regions within this segment improved over fiscal 2009 operating results, with particular strength in the EMEA region driven by sales volume improvements and margin expansion. GAAP operating profit was $262.3 million and $134.4 million in fiscal 2010 and 2009, respectively.

Flexible Products & Services net sales were $233.1 million in fiscal 2010 compared to $44.0 million in fiscal 2009. The increase was primarily due to the acquisition of Storsack during the second quarter of 2010, and Sunjut, Unsa and Ligtermoet in the fourth quarter of 2010. Both periods include the Company’s multiwall bag operations, which were previously included in the Paper Packaging segment and reclassified to conform to the current year’s presentation. Operating profit before special items increased to $18.8 million in fiscal 2010, primarily as a result of the Storsack, Sunjut, Unsa and Ligtermoet acquisitions, from $8.6 million in fiscal 2009 attributable to the multiwall bag operations. GAAP operating loss was $1.4 million in fiscal 2010 and GAAP operating profit was $8.6 million in fiscal 2009, primarily due to $19.6 million of acquisition-related costs in fiscal 2010.
Paper Packaging net sales were $624.1 million in fiscal 2010 compared to $460.7 million in fiscal 2009. The 35 percent increase in net sales was due to higher sales volumes (32 percent or 20 percent excluding acquisitions) and higher selling prices (3 percent). For fiscal 2010, the Company benefited from the full realization of a $50 per ton containerboard price increase initiated in January 2010 and full realization of an additional $60 per ton containerboard price increase initiated in April 2010. Operating profit before special items increased to $60.6 million in fiscal 2010 from $35.5 million in fiscal 2009. This increase was due to the same factors that impacted the fourth quarter 2010 results compared to the same period in 2009. GAAP operating profit was $55.5 million and $34.8 million in fiscal 2010 and 2009, respectively.
Land Management net sales were $16.5 million and $20.6 million in fiscal 2010 and 2009, respectively. Operating profit before special items was $9.0 million in fiscal 2010 compared to $22.3 million in fiscal 2009. Included in these amounts were profits from the sale of special use properties (surplus, higher and better use, and development properties) of $3.3 million and $14.8 million in fiscal 2010 and 2009, respectively. GAAP operating profit was $9.0 million and $22.1 million in fiscal 2010 and 2009, respectively.
Financing Arrangements
On Oct. 29, 2010, the Company successfully closed $1 billion of senior secured credit facilities that replaced its existing $700 million senior secured credit facilities. The new agreement provides for a $750 million revolving credit facility and a $250 million term loan, which both mature on Oct. 29, 2015.
Other Cash Flow Information
In fiscal 2010, strong operating cash flows were principally applied to cash payments related to acquisitions, capital expenditures and dividends.
The Company paid $179.5 million and $90.8 million for acquisitions during fiscal 2010 and 2009, respectively.
Capital expenditures were $144.1 million, excluding timberland purchases of $21.0 million, for fiscal 2010 compared with capital expenditures of $124.7 million, excluding timberland purchases of $1.0 million, for fiscal 2009. Depreciation, depletion and amortization expense was $116.0 million and $102.6 million for fiscal 2010 and 2009, respectively.
On Dec. 7, 2010, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.62 per share of Class B Common Stock. These dividends are payable on Jan. 1, 2011 to stockholders of record at close of business on Dec. 20, 2010.
Greif Business System (GBS) and Accelerated Initiatives
During fiscal 2009, the Company realized more than $150 million of annual cost savings from the implementation of specific plans to address the adverse impact to its businesses resulting from the global economic downturn, which began at the end of fiscal 2008. These plans included accelerated GBS initiatives, contingency actions and active portfolio management. In fiscal 2010, the Company retained more than the targeted $120 million of cost savings from those actions.

GBS savings in excess of $30 million were realized from operational excellence and sourcing initiatives during fiscal 2010.
Company Outlook
For fiscal 2011, the Company anticipates improvement in sales volumes, contributions from acquisitions and further productivity improvements from the Greif Business System. These positive factors are expected to be partially offset by lower gains on asset sales, elevated debt levels due to previous acquisitions and a higher effective tax rate. The Company believes that global economic uncertainties and currency fluctuations will continue to be challenges.
Based on the foregoing factors, the Company expects that Class A earnings per share, before special items, will be in the range of $4.75 to $5.00 for fiscal 2011.
Conference Call
The Company will host a conference call to discuss the fiscal year and fourth quarter 2010 results on Dec. 9, 2010, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the Company’s website approximately one hour following the call.
About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, flexible and corrugated containers, containerboard and packaging accessories, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this news release, including without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue”, “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the Company’s management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the Company’s business, (ii) the Company’s business has been sensitive to changes in general economic or business conditions, (iii) the Company’s operations are subject to currency exchange and political risks, (iv) the Company operates in highly competitive industries, (v) the Company’s business is sensitive to changes in industry demands, (vi) the continuing consolidation of the Company’s customer base may intensify pricing pressure, (vii) raw material and energy price fluctuations and shortages may adversely impact the Company’s manufacturing operations and costs, (viii) tax legislation initiatives or challenges to the Company’s tax positions may adversely impact the Company’s financial results or condition, (ix) the Company may encounter difficulties arising from its acquisitions, (x) environmental and health and safety matters and product liability claims may adversely impact the Company’s operations or financial performance, (xi) the Company’s business may be adversely impacted by work stoppages and other labor relations, (xii) the Company may be subject to losses that might not be covered in whole or in part by existing insurance reserves and insurance coverage, (xiii) the volatility in the frequency and volume of the Company’s timber and timberland sales impacts the Company’s financial performance, and (xiv) the Company’s restructuring efforts may not realize the expected benefits. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the Company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the Company’s Form 10-K for the year ended Oct. 31, 2009 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Quarter ended		Year ended
	October 31,		October 31,
	2010	2009	2010	2009
		(As Adjusted)(1)		(As Adjusted)(1)
Net sales	$993.9	$760.5	$3,461.6	$2,792.2
Cost of products sold	787.5	591.9	2,757.9	2,292.5

Gross profit	206.4	168.6	703.7	499.7

Selling, general and administrative expenses(2)	98.4	76.1	363.0	267.6
Restructuring charges	6.2	8.8	26.7	66.6
Asset gains, net	4.5	24.6	11.4	34.4

Operating profit	106.3	108.3	325.4	199.9

Interest expense, net	18.2	15.9	65.8	53.6
Debt extinguishment charges	—	—	—	0.8
Other expense, net	2.8	3.1	7.1	7.2

Income before income tax expense and equity earnings (loss) of unconsolidated affiliates, net of tax	85.3	89.3	252.5	138.3

Income tax expense	8.9	14.5	40.5	24.1
Equity earnings (loss) of unconsolidated affiliates, net of tax	0.3	(0.2)	3.5	(0.4)

Net income	76.7	74.6	215.5	113.8
Net income attributable to noncontrolling interests	0.1	1.0	5.5	3.2

Net income attributable to Greif, Inc.	$76.6	$73.6	$210.0	$110.6

Basic earnings per share:
Class A Common Stock	$1.31	$1.27	$3.60	$1.91
Class B Common Stock	$1.97	$1.90	$5.40	$2.86

Diluted earnings per share:
Class A Common Stock	$1.30	$1.25	$3.58	$1.91
Class B Common Stock	$1.97	$1.90	$5.40	$2.86

Earnings per share were calculated using the following number of shares:
Class A Common Stock	24.7	24.4	24.7	24.3
Class B Common Stock	22.4	22.5	22.4	22.5

Class A Common Stock	25.1	24.8	25.0	24.6
Class B Common Stock	22.4	22.5	22.4	22.5

(1)
In the first quarter of 2010, the Company changed from using a combination of FIFO and LIFO inventory accounting methods to the FIFO method for all of its businesses. Financial information in any tables included herein has been adjusted for presentation under the FIFO accounting method.

(2)
In the first quarter of 2010, the Company adopted SFAS No. 141(R) (codified under ASC 805), which requires it to expense certain acquisition costs in the period incurred rather than capitalized as part of the purchase price of the acquisition. In accordance with this new guidance, there were $7.1 million and $27.2 million (including $6.1 million for acquisition costs incurred prior to Nov. 1, 2009 that were previously accumulated to the balance sheet for acquisitions not consummated as of Oct. 31, 2009) of acquisition-related costs recognized in the quarter and year ended Oct. 31, 2010, respectively, in SG&A expenses.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Quarter ended October 31, 2010			Quarter ended October 31, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
				(As Adjusted)	(As Adjusted)	(As Adjusted)
GAAP — operating profit	$106.3			$108.3
Restructuring charges	6.2			8.8
Restructuring-related inventory charges	—			0.7
Acquisition-related costs	7.1			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-relates costs	$119.6			$117.8

GAAP — net income	$76.6	$1.30	$1.97	$73.6	$1.25	$1.90
Restructuring charges, net of tax	5.7	0.10	0.14	7.3	0.12	0.19
Restructuring-related inventory charges, net of tax	—	—	—	0.5	0.01	0.01
Acquisition-related costs, net of tax	6.5	0.11	0.17	—	—	—

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$88.8	$1.51	$2.28	$81.4	$1.38	$2.10

	Year ended October 31, 2010			Year ended October 31, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
				(As Adjusted)	(As Adjusted)	(As Adjusted)
GAAP — operating profit	$325.4			$199.9
Restructuring charges	26.7			66.6
Restructuring-related inventory charges	0.1			10.8
Acquisition-related costs	27.2			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$379.4			$277.3

GAAP — net income	$210.0	$3.58	$5.40	$110.6	$1.91	$2.86
Restructuring charges, net of tax	22.4	0.38	0.57	55.0	0.93	1.41
Restructuring-related inventory charges, net of tax	0.1	—	—	8.9	0.15	0.23
Acquisition-related costs, net of tax	22.8	0.39	0.59	—	—	—
Debt extinguishment charges, net of tax	—	—	—	0.6	0.01	0.02

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges	$255.3	$4.35	$6.56	$175.1	$3.00	$4.52

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Net sales
Rigid Industrial Packaging & Services	$704.8	$616.1	$2,587.9	$2,266.9
Flexible Products & Services	104.4	14.8	233.1	44.0
Paper Packaging	179.6	121.2	624.1	460.7
Land Management	5.1	8.4	16.5	20.6

Total	$993.9	$760.5	$3,461.6	$2,792.2

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs
Rigid Industrial Packaging & Services	$84.2	$93.5	$291.0	$210.9
Flexible Products & Services	6.5	3.5	18.8	8.6
Paper Packaging	25.9	8.5	60.6	35.5
Land Management	3.0	12.3	9.0	22.3

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	119.6	117.8	379.4	277.3

Restructuring charges:
Rigid Industrial Packaging & Services	5.1	11.0	21.0	65.7
Flexible Products & Services	0.6	—	0.6	—
Paper Packaging	0.5	(2.2)	5.1	0.7
Land Management	—	—	—	0.2

Restructuring charges	6.2	8.8	26.7	66.6

Restructuring-related inventory charges:
Rigid Industrial Packaging & Services	—	0.7	0.1	10.8
Acquisition-related costs:
Rigid Industrial Packaging & Services	1.3	—	7.6	—
Flexible Products & Services	5.8	—	19.6	—

Acquisition-related costs	7.1	—	27.2	—

Total	$106.3	$108.3	$325.4	$199.9

Depreciation, depletion and amortization expense
Rigid Industrial Packaging & Services	$19.5	$20.1	$79.1	$73.2
Flexible Products & Services	3.0	—	4.9	0.6
Paper Packaging	7.6	6.8	29.2	25.7
Land Management	0.9	1.2	2.8	3.1

Total	$31.0	$28.1	$116.0	$102.6

Note:	Certain prior year amounts have been reclassified to conform to the current year presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Net sales
North America	$485.8	$400.4	$1,732.9	$1,530.4
Europe, Middle East and Africa	344.7	226.9	1,171.4	835.1
Other	163.4	133.2	557.3	426.7

Total	$993.9	$760.5	$3,461.6	$2,792.2

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs:
North America	$68.2	$56.6	$195.6	$163.9
Europe, Middle East and Africa	37.7	46.3	140.2	95.2
Other	13.7	14.9	43.6	18.2

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition related costs	119.6	117.8	379.4	277.3
Restructuring charges	6.2	8.8	26.7	66.6
Restructuring-related inventory charges	—	0.7	0.1	10.8
Acquisition-related costs	7.1	—	27.2	—

Total	$106.3	$108.3	$325.4	$199.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Rigid Industrial Packaging & Services
GAAP — operating profit	$77.8	$81.8	$262.3	$134.4
Restructuring charges	5.1	11.0	21.0	65.7
Restructuring-related inventory charges	—	0.7	0.1	10.8
Acquisition-related costs	1.3	—	7.6	—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$84.2	$93.5	$291.0	$210.9

Flexible Products & Services
GAAP — operating profit (loss)	$0.1	$3.5	$(1.4)	$8.6
Restructuring charges	0.6	—	0.6	—
Acquisition-related costs	5.8	—	19.6	—

Non-GAAP — operating profit before restructuring charges and acquisition-related costs	$6.5	$3.5	$18.8	$8.6

Paper Packaging
GAAP — operating profit	$25.4	$10.7	$55.5	$34.8
Restructuring charges	0.5	(2.2)	5.1	0.7

Non-GAAP — operating profit before restructuring charges	$25.9	$8.5	$60.6	$35.5

Land Management
GAAP — operating profit	$3.0	$12.3	$9.0	$22.1
Restructuring charges	—	—	—	0.2

Non-GAAP — operating profit before restructuring charges	$3.0	$12.3	$9.0	$22.3

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	October 31, 2010	October 31, 2009
		(As Adjusted)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$107.0	$111.9
Trade accounts receivable	480.1	337.1
Inventories	396.6	238.8
Other current assets	177.1	157.3

	1,160.8	845.1

LONG-TERM ASSETS
Goodwill	709.7	592.1
Intangible assets	173.2	131.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	100.3	112.1

	1,034.1	886.5

PROPERTIES, PLANTS AND EQUIPMENT	1,275.1	1,092.3

	$3,470.0	$2,823.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$448.3	$335.8
Short-term borrowings	60.9	19.6
Current portion of long-term debt	12.5	17.5
Other current liabilities	235.0	189.2

	756.7	562.1

LONG-TERM LIABILITIES
Long-term debt	953.1	721.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	361.5	390.8

	1,357.9	1,155.2

SHAREHOLDERS’ EQUITY	1,355.4	1,106.6

	$3,470.0	$2,823.9